UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

Wyndham Worldwide Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2013 ANNUAL MEETING

OF SHAREHOLDERS AND

PROXY STATEMENT

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, New Jersey 07054

March 29, 2013

Dear Shareholder of Wyndham Worldwide Corporation,

You are cordially invited to attend the 2013 Annual Meeting of Shareholders to be held on Tuesday, May 14, 2013.

The meeting will start at 11:30 a.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

I appreciate your continued support of Wyndham Worldwide Corporation and look forward to seeing you on May 14, 2013.

Very truly yours,

Stephen P. Holmes

Chairman and Chief Executive Officer

WYNDHAM WORLDWIDE CORPORATION

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

March 29, 2013

Date:	Tuesday, May 14, 2013
Time:	11:30 a.m. local time
Place:	Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

Purposes of the meeting:

•	to elect two Directors for a term expiring at the 2014 annual meeting;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2013; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our shareholders of record at the close of business on March 15, 2013 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, invited representatives of the media and financial community and other guests of Wyndham Worldwide Corporation may attend the meeting.

What to bring:

If you received (or requested and received) a printed copy of the proxy materials you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials please bring the Notice or voting instructions with you as your Admission Ticket. All persons attending the meeting must bring photo identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

1

Record Date:

March 15, 2013 is the record date for the meeting. This means that owners of Wyndham Worldwide common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our shareholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 29, 2013, we will begin mailing a Notice to all shareholders as of March 15, 2013, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions, by calling their toll-free number at (800) 542-1061 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the annual meeting. You may vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, May 13, 2013.

By order of the Board of Directors,

Scott G. McLester

Corporate Secretary

2

i

WYNDHAM WORLDWIDE CORPORATION

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Worldwide Corporation (Board) to encourage you to vote your shares at our 2013 annual meeting of shareholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to “we,” “us,” “our,” and “Wyndham Worldwide” refer to Wyndham Worldwide Corporation and our consolidated subsidiaries.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2013 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders beginning on or about March 29, 2013 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2013 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Tuesday, May 14, 2013 at 11:30 a.m. local time at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•	the election of two Directors for a one-year term (nominations for Director must comply with our By-laws including the applicable notice requirements)

•	the approval of our executive compensation program

•	the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2013 and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the shareholders for a vote at the annual meeting. If any other matters are properly presented for a vote the individuals named as proxies will have discretionary authority to the extent permitted by law to vote on such matters according to their best judgment.

Who may vote and how many votes does a shareholder have?

All holders of record of our common stock as of the close of business on March 15, 2013 (record date) are entitled to vote at the meeting. Each shareholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date 136,292,414 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 68,146,208 shares (also known as a quorum), must be present in person or by proxy at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.

A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a shareholder of record, also known as a registered shareholder, you may vote in one of the following ways:

•	by telephone by calling the toll-free number (800) 690-6903 (have your Notice or proxy card in hand when you call);

•	by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under How do I attend the meeting?).

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under How do I attend the meeting?).

When you vote by proxy your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone but do not specify how you want your shares to be voted they will be voted as the Board recommends.

What if I am a participant in the Wyndham Worldwide Corporation Employee Savings Plan?

For participants in the Wyndham Worldwide Corporation Employee Savings Plan with shares of our common stock credited to their accounts voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

•	FOR the election of each of the Director nominees

•	FOR the approval of our executive compensation program and

•	FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2013

How many votes are required to approve each proposal?

In the election of Directors the affirmative vote of a plurality of the votes present in person or by proxy and entitled to vote at the meeting is required. This means the Director nominees receiving the greatest number of votes will be elected and abstentions and broker non-votes will have no effect on the outcome of the vote. However, as further described under Shareholder Voting for Election of Directors, under the Board’s Corporate Governance Guidelines any nominee for Director who receives a greater number of votes withheld than votes for election is required to tender his or her resignation for consideration by the Corporate Governance Committee.

For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will have no effect on the outcome of these proposals.

If your shares are registered in the name of a bank, broker or other financial institution and you do not give your broker or other nominee specific voting instructions for your shares, under rules of the New York Stock Exchange, your record holder has discretion to vote your shares on the ratification of auditor proposal but does not have discretion to vote your shares on either the election of Director nominees or the advisory vote on executive compensation. Your broker, bank or other financial institution will not be permitted to vote on your behalf on the election of Director nominees or the advisory vote on executive compensation unless you provide specific instructions before the date of the annual meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet.

How do I attend the meeting?

If you received (or requested and received) a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you a photo identification such as a valid driver’s license or passport for purposes of personal identification.

If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?

We retained Phoenix Advisory Partners to advise and assist us in soliciting proxies at a cost of $9,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a shareholder proposal for the 2014 meeting?

Shareholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2014 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our By-Laws. To be eligible for inclusion in next year’s proxy statement, shareholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 29, 2013.

In general, any shareholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 14, 2014 and not later than February 13, 2014. However, if the date of the 2014 Annual Meeting of Shareholders is not within 30 days before or after May 14, 2014 then a shareholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed whichever occurs first. Any notification to bring any proposal before an Annual Meeting of Shareholders must comply with the requirements of our By-Laws. A shareholder may obtain a copy of our By-Laws on our website or by writing to our Corporate Secretary.

Shareholders may also nominate directors for election at an annual meeting. To nominate a Director shareholders must comply with provisions of applicable law and our By-Laws. The Corporate Governance Committee will also consider shareholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See below under Director Nomination Process for information regarding nomination or recommendation of a director.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our website at www.WyndhamWorldwide.com under the Investor Relations/Corporate Governance page (which can be reached by clicking on the Investor Relations link followed by the Corporate Governance link) for the Board’s Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the New York Stock Exchange. The Director Independence Criteria are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•

Wyndham Worldwide does not currently employ and has not within the last three years employed the Director or any of his or her immediate family members (except in the case of immediate family members, in a non-executive officer capacity).

•

The Director is not currently and has not within the last three years been employed by Wyndham Worldwide’s present auditors nor has any of his or her immediate family members been so employed (except in non-professional capacity not involving Wyndham Worldwide business).

•

Neither the Director nor any of his or her immediate family members is or has been within the last three years part of an interlocking directorate in which an executive officer of Wyndham Worldwide serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•

The Director is not a current employee nor is an immediate family member a current executive officer of a company that has made payments to or received payments from Wyndham Worldwide for property or services in an amount in any of the last three fiscal years exceeding the greater of $750,000 or 1% of such other company’s consolidated gross revenues.

•	The Director currently does not have or has not had within the past three years a personal services contract with Wyndham Worldwide or its executive officers.

•

The Director has not received and the Director’s immediate family member has not received during any twelve-month period within the last three years more than $100,000 in direct compensation from Wyndham Worldwide (other than Board fees).

•

The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Wyndham Worldwide within the last three years gave directly or indirectly through the provision of services more than the greater of 1% of the consolidated gross revenues of such organization during any single fiscal year or $100,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the New York Stock Exchange. These standards require the Board to affirmatively determine that each Director has no material relationship with Wyndham Worldwide other than as a Director.

In accordance with these standards and criteria the Board undertook its annual review of the independence of its Directors. During this review the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries and affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $10,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our non-management Directors had or has any relationship with us other than as a Director, with the exception of Mr. Mulroney whose law firm, Norton Rose, was retained by us in 2012 to perform legal services the fees for which did not exceed $10,000. For 2013 and going forward, we have ended all engagements with Norton Rose. Other than this relationship, which was determined not to impair Mr. Mulroney’s independence, the Board did not need to consider any Director relationship with us to make its determination of Director independence.

As a result of its review the Board affirmatively determined that the following Directors are independent of us and our management as required by the New York Stock Exchange listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, George Herrera, The Right Honourable Brian Mulroney, Pauline D.E. Richards and Michael H. Wargotz. All members of the Audit, Compensation and Corporate Governance Committees are independent Directors as required by the New York Stock Exchange listing standards, SEC rules and the Director Independence Criteria.

Committees of the Board

The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.

Audit Committee

Responsibilities include:

•

Appoints our independent registered public accounting firm, subject to shareholder ratification, to perform an integrated audit of our consolidated financial statements and internal control over financial reporting.

•	Pre-approves all services performed by our independent registered public accounting firm.

•	Provides oversight on the external reporting process and the adequacy of our internal controls.

•	Reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors.

•

Reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and provides oversight on hiring policies with respect to employees or former employees of the independent auditor.

•	Maintains procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters.

All members of the Audit Committee are independent Directors under the Board’s Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board also determined that both Pauline D.E. Richards and Michael H. Wargotz are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Wyndham Worldwide’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com.

The Audit Committee is comprised of three Directors, all of whom meet the standards of independence adopted by the New York Stock Exchange and the SEC. Subject to shareholder ratification, the Audit Committee appoints Wyndham Worldwide’s independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Worldwide’s independent registered public accounting firm in accordance with SEC rules subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Worldwide’s financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Wyndham Worldwide’s internal control over financial reporting. Deloitte & Touche LLP, Wyndham Worldwide’s independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Worldwide’s consolidated financial statements and the effectiveness of Wyndham Worldwide’s internal control over financial reporting. The Audit Committee reviewed and discussed Wyndham Worldwide’s 2012 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Worldwide for the year ended December 31, 2012, with management and representatives of Deloitte & Touche LLP. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee also discussed with Deloitte & Touche LLP matters required to be discussed by applicable standards and rules of the PCAOB and the SEC. The Audit Committee also received from Deloitte & Touche LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

The Audit Committee also considered whether the permissible non-audit services provided by Deloitte & Touche LLP to Wyndham Worldwide are compatible with Deloitte & Touche LLP maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions described above the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in Wyndham Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

Michael H. Wargotz (Chair)

George Herrera

Pauline D.E. Richards

Compensation Committee

Responsibilities include:

•	Provides oversight on our executive compensation programs consistent with corporate objectives and shareholder interests.

•	Reviews and approves Chief Executive Officer (CEO) compensation and reviews other senior management compensation.

•	Approves grants of long-term incentive awards and our senior executives’ annual incentive compensation under our compensation plans.

For additional information regarding the Compensation Committee’s processes and procedures see below under Executive Compensation – Compensation Discussion and Analysis – Compensation Committee Matters.

All members of the Compensation Committee are independent Directors under the Board’s Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Corporate Governance Committee

Responsibilities include:

•	Recommends to the Board nominees for election to the Board.

•	Reviews principles, policies and procedures affecting Directors and the Board’s operation and effectiveness.

•	Provides oversight on the evaluation of the Board and its effectiveness.

•	Reviews and makes recommendations on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board’s Director Independence Criteria and applicable listing standards.

The Corporate Governance Committee Charter is available on the Investor Relations/Corporate Governance page on our website at www.WyndhamWorldwide.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2012.

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee
Myra J. Biblowit		M	M
James E. Buckman				M
George Herrera	M		C
Stephen P. Holmes				C
The Right Honourable Brian Mulroney		C	M
Pauline D.E. Richards	M	M
Michael H. Wargotz	C			M
Number of Meetings in 2012	9	4	3	4

C = Chair

M = Member

The Board held five meetings during 2012. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served.

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, Lead Director and other members of management relative to matters of mutual interest and concern to Wyndham Worldwide.

Board Leadership Structure

The Board believes that Wyndham Worldwide’s CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent Directors and management have different perspectives and roles in strategy development. Our independent Directors bring experience, oversight and expertise from outside our company and industry while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO promotes strategy development and execution and facilitates information flow between management and the Board all of which are essential to effective governance.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it provides the appropriate balance between strategy review and independent oversight of management.

Lead Director

The Board selected James E. Buckman, an independent Director who serves as a member of the Executive Committee, to serve as the Board’s Lead Director. The Lead Director serves as a key advisor to the Chairman and the Board; chairs executive sessions of the non-management Directors and provides feedback to the Chairman; chairs meetings of the Board in the absence of the Chairman; and reviews in advance and consults with the Chairman when necessary regarding the agendas for all Board and committee meetings.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in providing oversight with respect to management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our company and aligned with the achievement of our business objectives and strategies.

The Board regularly reviews information regarding and risks associated with our finances, credit and liquidity; our business, operations and strategy; legal, regulatory and compliance matters; and reputational exposure. The Audit Committee provides oversight on our programs for risk assessment and risk management, including with respect to financial accounting and reporting and compliance risks. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation. The Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for providing oversight with respect to the management of risks, the entire Board of Directors is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees provide oversight with respect to our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. Our leadership structure, with Mr. Holmes serving as Chairman and CEO, also enhances the Board’s effectiveness in risk oversight due to Mr. Holmes’ extensive knowledge of our business and operations, facilitating the Board’s oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management.

Executive Sessions of Non-Management Directors

The Board meets regularly without any members of management present. The Lead Director chairs these sessions.

Communications with the Board and Directors

Shareholders and other parties interested in communicating directly with the Board, an individual non-management Director or the non-management Directors as a group may do so by writing our Corporate Secretary at Wyndham Worldwide Corporation, 22 Sylvan Way, Parsippany, New Jersey 07054. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Shareholders

As provided in the Board’s Corporate Governance Guidelines, Directors are expected to attend our annual meeting of shareholders absent exceptional cause. All of our Directors attended our 2012 annual meeting and are expected to attend the 2013 annual meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we adopted Business Principles applicable to all our associates, including our CEO, Chief Financial Officer (CFO) and Chief Accounting Officer. We will disclose on our website any amendment to or waiver from a provision of our Business Principles or Code of Business Conduct and Ethics for Directors as may be required and within the time period specified under applicable SEC and NYSE rules. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Investor Relations/Corporate Governance page of our website at www.WyndhamWorldwide.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.

Director Nomination Process

Role of Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending the Director nominees for election to the Board. The Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Committee does not have a formal policy with respect to diversity, however, the Board and the Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. For the nomination of continuing Directors for re-election, the Committee also considers the individual’s contributions to the Board.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under Election of Directors.

Identification and Evaluation Process.    The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees will be interviewed by at least one member of the Committee. Using the input from the interview and other information it obtains, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the shareholders or to fill a vacancy on the Board.

Shareholder Recommendations of Nominees.    The Committee will consider written recommendations from shareholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the shareholder and evidence of the person’s ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by shareholders, the Committee intends to use a substantially similar evaluation process as described above.

Shareholder Nominations and By-Law Procedures.    Our By-Laws establish procedures pursuant to which a shareholder may nominate a person for election to the Board. Our By-Laws are posted on our website under Investor Relations/Corporate Governance at www.WyndhamWorldwide.com. To nominate a person for election to the Board, a shareholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended, and related rules and regulations. Such notice must also contain information specified in the By-Laws regarding the Director nominee, information about the shareholder making the nomination, including name and address, number of shares owned and certain representations regarding such a nomination. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an independent Director or that could be material to a reasonable shareholder’s understanding of the independence of the nominee. Such notice must be accompanied by the proposed nominee’s consent to being named as a nominee and to serve as a Director if elected.

To nominate a person for election to the Board at our annual meeting of shareholders, written notice of a shareholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year’s meeting, a shareholder’s written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A shareholder may make nominations of persons for election to the Board at a special meeting if the shareholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of shareholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of shareholders. A management Director receives no additional compensation for Board service.

In November 2011, based on the review conducted by our compensation consultant, Aon Hewitt, and the recommendation of management, the Corporate Governance Committee considered and recommended to the Board that it adopt the following changes to Director compensation for 2012 and the Board approved such recommendation: a $10,000 increase in the annual retainer for Board members, a $5,000 increase in the annual retainer for the Lead Director, a $5,000 increase in the annual fees for the chairs of the Audit Committee, Compensation and Corporate Governance Committees, a $5,000 increase in the annual fees for the members of the Audit, Compensation, Corporate Governance and Executive Committees and for each non-management Director, a $75,000 annual equity grant of time-vested restricted stock units (RSUs) vesting over a four-year period. In February 2013, the Corporate Governance Committee considered and recommended based on the review conducted by Aon Hewitt, that the Director compensation program for 2013 remain consistent with 2012.

Based on the above, the following table describes 2012 annual retainer and committee chair and membership fees for non-management Directors. Our non-management Directors do not receive additional fees for attending Board or committee meetings. In addition to these fees, the 2012 compensation of each of our non-management Directors also includes the annual $75,000 RSU grant.

	Cash-Based	Stock-Based	Total
Lead Director	$132,500	$132,500	$265,000
Director	$105,000	$105,000	$210,000
Audit Committee chair	$22,500	$22,500	$45,000
Audit Committee member	$12,500	$12,500	$25,000
Compensation Committee chair	$17,500	$17,500	$35,000
Compensation Committee member	$10,000	$10,000	$20,000
Corporate Governance Committee chair	$15,000	$15,000	$30,000
Corporate Governance Committee member	$8,750	$8,750	$17,500
Executive Committee member	$10,000	$10,000	$20,000

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis 50% in cash and 50% in Wyndham Worldwide stock. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock-based portion of their fees in the form of common stock or deferred stock units (DSUs). Directors may also elect to defer any cash-based compensation or vested RSUs in the form of DSUs. A DSU entitles the Director to receive one share of common stock following the Director’s retirement or termination of service from the Board for any reason and is credited with dividend equivalents during the deferral period. The Director may not sell or receive value from any DSU prior to termination of service.

We make available to each Director a term life insurance policy owned by us with a $1.1 million death benefit payable $1 million to us which benefit we will donate to a charitable beneficiary of the Director’s choice and $100,000 paid directly to a personal beneficiary of the Director’s choice. In the event we undergo a change-in-control or a Director retires we will pay the premiums for the policies for one year from the date of the change-in-control or retirement as applicable.

We provide for a two-for-one company match of a Director’s qualifying charitable contributions up to a company contribution of $25,000 per year.

We maintain a policy to award our Directors annually 200,000 Wyndham Rewards Points. These Wyndham Rewards Points have an approximate value of $1,000 and may be redeemed for numerous rewards options including stays at Wyndham properties.

The following table describes compensation we paid our non-management Directors for 2012:

Name	Fees Paid in Cash ($)	Stock Awards ($)(a)(b)	All Other Compensation ($)(c)	Total ($)
Myra J. Biblowit	123,837	198,687	34,702	357,226
James E. Buckman	142,611	217,404	39,431	399,446
George Herrera	132,575	207,404	34,407	374,386
The Right Honourable Brian Mulroney	131,305	206,180	77,800	415,285
Pauline D.E. Richards	127,599	202,405	44,713	374,717
Michael H. Wargotz	137,635	212,353	37,659	387,647

(a)	Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each Director was granted a RSU award with a grant date fair value of $75,000. The balance in each row represents the aggregate grant date fair value of retainer fees paid on a quarterly basis in the form of common stock and/or DSUs.

(b)	Shares of our common stock issuable for DSUs at December 31, 2012 are as follows: Ms. Biblowit, 37,785; Mr. Buckman, 32,155; Mr. Herrera, 29,989; Mr. Mulroney, 56,973; Ms. Richards, 31,884; and Mr. Wargotz, 34,426. Shares of our common stock issuable for RSUs at December 31, 2012 are as follows: Ms. Biblowit, 1,682; Mr. Buckman, 1,682; Mr. Herrera, 1,682; Mr. Mulroney, 1,682; Ms. Richards, 1,682; and Mr. Wargotz, 1,682.

(c)	Includes amounts attributable to charitable matching contributions made on behalf of the Director, the value of DSUs credited for dividends paid on DSUs outstanding on the record date for such dividends, the value of Wyndham Rewards Points and life insurance premiums paid by us, as applicable.

Non-Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to comply with Wyndham Worldwide’s Non-Management Director Stock Ownership Guidelines. These guidelines require each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one-half times the total retainer value without regard to Board committee fees. DSUs and RSUs credited to a Director count towards satisfaction of the guidelines. As of December 31, 2012, all of our non-management Directors exceeded the stock ownership requirements.

Ownership of Our Common Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2012: each executive officer named in the Summary Compensation Table below (who we refer to in this proxy statement as named executive officers), each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentage values are based on 137,520,771 shares of our common stock outstanding as of December 31, 2012. The principal address for each Director, nominee and executive officer of Wyndham Worldwide is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
The Vanguard Group	9,095,168	(a)	6.48%
FMR LLC	7,931,856	(b)	5.66%
BlackRock, Inc.	7,356,185	(c)	5.24%
Geoffrey A. Ballotti	163,701	(d)(e)	*
Myra J. Biblowit	48,629	(f)	*
James E. Buckman	47,155	(f)(g)	*
Thomas G. Conforti	91,752	(d)(e)	*
Eric A. Danziger	279,895	(d)(e)(h)	*
Franz S. Hanning	116,333	(d)(e)	*
George Herrera	30,409	(f)	*
Stephen P. Holmes	1,512,735	(d)(e)(h)(i)(j)	1.09%
The Right Honourable Brian Mulroney	60,549	(f)	*
Pauline D.E. Richards	38,430	(f)	*
Michael H. Wargotz	35,568	(f)	*
All Directors and executive officers as a group (15 persons)	2,596,207	(k)	1.87%

*	Amount represents less than 1% of outstanding common stock.

(a)	We have been informed by Amendment No. 3 to a report on Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group (TVG) that TVG beneficially owns 9,095,168 shares of our common stock with sole voting power over 247,079 shares, shared voting power over no shares, sole dispositive power over 8,855,889 shares and shared dispositive power over 239,279 shares. The principal business address for TVG is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(b)

We have been informed by a report on Schedule 13G filed with the SEC on February 14, 2013 by FMR LLC and affiliates named in such report (FMR) that FMR beneficially owns 7,931,856 shares of our common stock with sole voting power over 633,308 shares, shared voting power over no shares, sole dispositive power over 7,931,856 shares and shared dispositive power over no shares. The principal business address for FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(c)	We have been informed by a report on Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc. and affiliates named in such report (BlackRock) that, as of December 31, 2012, BlackRock beneficially owns 7,356,185 shares of our common stock with sole voting power over 7,356,185 shares, shared voting power over no shares, sole dispositive power over 7,356,185 shares and shared dispositive power over no shares. The principal business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(d)	Excludes shares of our common stock issuable upon vesting of RSUs after 60 days from December 31, 2012 as follows: Mr. Ballotti, 91,581; Mr. Conforti, 113,483; Mr. Danziger, 79,476; Mr. Hanning, 99,897; and Mr. Holmes, 184,150. Excludes performance-vested restricted stock units (PVRSUs).

(e)	Includes shares of our common stock issuable upon vesting of RSUs within 60 days of December 31, 2012: Mr. Ballotti, 50,566; Mr. Conforti, 47,830; Mr. Danziger, 93,150; Mr. Hanning, 53,881; and Mr. Holmes, 99,977.

(f)	Includes shares of our common stock issuable for DSUs as of December 31, 2012 as follows: Ms. Biblowit, 37,785; Mr. Buckman, 32,155; Mr. Herrera, 29,989; Mr. Mulroney, 56,973; Ms. Richards, 31,884; and Mr. Wargotz, 34,426. For each Director, includes 420 shares of our common stock issuable for RSUs within 60 days of December 31, 2012 and excludes 1,262 shares of our common stock issuable upon vesting of RSUs after 60 days from December 31, 2012.

(g)	Includes 3,220 shares held in Mr. Buckman’s IRA account.

(h)	Includes shares of our common stock which the named executive officers have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2012 as follows: Mr. Danziger, 84,841; and Mr. Holmes, 873,700.

(i)	Excludes shares of our common stock which the named executive officers did not have the right to acquire through the exercise of stock-settled stock appreciation rights within 60 days of December 31, 2012 as follows: Mr. Holmes, 170,699.

(j)	Includes 18,008 shares held by Mr. Holmes’ spouse and 3,394 shares held by Mr. Holmes’ children.

(k)	Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 74,125 shares of our common stock issuable upon vesting of RSUs within 60 days from December 31, 2012, and excludes 141,866 shares of our common stock issuable upon vesting of RSUs after 60 days from December 31, 2012 and PVRSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Directors and executive officers and our ten percent shareholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2012 reports were filed on time with the exception of Forms 5 for Mr. Holmes and Mr. Buckman, each reporting one transaction which were filed one day late due to administrative error through no fault of the reporting person. Additionally, a Form 4 for Mr. Holmes, reporting one transaction and related tax withholding, and Forms 4 for each Director, reporting quarterly retainer fees, were filed late due to administrative difficulties associated with the impact of Hurricane Sandy.

ELECTION OF DIRECTORS

At the date of this proxy statement, the Board of Directors consists of seven members, six of whom are non-management Directors and independent Directors under applicable listing standards and our corporate governance documents. The Board is currently divided into three classes. Previously, each of the classes was elected to serve three-year terms which were staggered such that one-third of the Board membership, or as near to one-third as possible, was elected at each annual meeting. At last year’s annual meeting, our shareholders approved amendments to our Certificate of Incorporation to phase out the classification of the Board and to provide instead for the annual election of Directors commencing with those Directors up for election at our 2013 annual meeting. Directors previously elected to serve three-year terms will serve the remainder of such terms before standing for re-election.

At this year’s meeting, two Directors are to be elected for terms expiring at the 2014 annual meeting. The Corporate Governance Committee nominated The Right Honourable Brian Mulroney and Michael H. Wargotz, each of whom is presently a Director. The two nominees and the other Directors continuing in office after the meeting are listed below with brief biographies.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Shareholder Voting for Election of Directors

Our Certificate of Incorporation and By-Laws provide for a plurality voting standard for the election of our Directors. Under a plurality voting standard the nominee for each Director position with the most votes is elected.

Under the Board’s Corporate Governance Guidelines any nominee for Director in an uncontested election, such as this one where the number of nominees does not exceed the number of Directors to be elected, who receives a greater number of votes withheld from his or her election than votes for such election shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation the Committee will consider all factors deemed relevant by its members.

The Board will act on the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote but in any case no later than 120 days following the certification of the shareholder vote. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a periodic or current report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other committee and Board activities, deliberations and decisions during this Committee and Board process.

Nominees for Election to the Board for a

Term Expiring at the 2014 Annual Meeting

The Right Honourable Brian Mulroney, 74, has served as a Director since July 2006. Mr. Mulroney is a Senior Partner in the international law firm Norton Rose. He served as Prime Minister of Canada from 1984 to 1993. Mr. Mulroney currently serves as a director of the following public companies: Barrick Gold Corporation, Blackstone Group, L.P., Independent News and Media, PLC and Quebecor, Inc. (including its subsidiary Quebecor Media, Inc.). Mr. Mulroney served as a director of HFS Incorporated from April 1997 to December 1997, Cendant Corporation from December 1997 to August 2006, Hicks Acquisition Co. I, Inc. from September 2007 to September 2009 and Archer Daniels Midland Company Inc. from December 1993 to December 2009.

Mr. Mulroney brings exceptional leadership, experience and expertise to the Board. His extensive service as a director of Cendant and a Director of Wyndham Worldwide provides the Board with knowledge of our business and strategy as well as a historical perspective on our growth and operations. Mr. Mulroney’s service as the Prime Minister of Canada brings to the Board valuable leadership and international business and government relations expertise. He is a Senior Partner of international law firm Norton Rose, contributing valuable legal experience to the Board. As a director for other multi-national companies, Mr. Mulroney offers valuable perspectives on board operations as well. Mr. Mulroney’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Mulroney should serve as our Director.

Michael H. Wargotz, 54, has served as a Director since July 2006. Since July 2011, Mr. Wargotz has served as the Chairman of Axcess Ventures, an affiliate of Axcess Worldwide, a partnership development company that creates inspired ideas and connects extraordinary brands and people. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., a leading provider of private aviation services, and from June 2004 to November 2006, he served as a Vice President of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm, which originated in 2001. From January 1998 to December 1999, Mr. Wargotz served in various leadership positions with Cendant, including President and Chief Executive Officer of its Lifestyle Division, Executive Vice President and Chief Financial Officer of its Alliance Marketing Segment and Senior Vice President, Business Development. Mr. Wargotz was a Senior Vice President with HFS from July 1994 to December 1997. Mr. Wargotz has served as a director of Resources Connection Inc., a public company, since May 2009.

Mr. Wargotz’s senior management experience with Axcess Luxury and Lifestyle, The Milestone Aviation Group and NetJets brings to the Board financial expertise and branding knowledge. As Chair of the Audit Committee of Wyndham Worldwide, he contributes financial reporting and compliance expertise and perspective. Mr. Wargotz’s experience as President and CEO of Cendant’s Lifestyle Division, Chief Financial Officer of Cendant’s Alliance Marketing Segment and Senior Vice President of Cendant’s business development function provides the Board with exceptional leadership and branding and development expertise in areas that are critical to our business. Mr. Wargotz’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Wargotz should serve as our Director.

Directors Continuing in Office for a

Term Expiring at the 2014 Annual Meeting

James E. Buckman, 68, has served as a Director since May 2003 and Lead Director since March 2010. From May 2007 to January 2012, Mr. Buckman served as Vice Chairman of York Capital Management, a hedge fund management company headquartered in New York City. From May 1, 2010 to January 2012, Mr. Buckman also served as General Counsel of York Capital Management and from January 2007 to May 2007 he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant from December 1997 to August 2006, a Vice Chairman of Cendant from November 1998 to August 2006 and a Senior Executive Vice President of Cendant from December 1997 to November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

Mr. Buckman brings to the Board exceptional leadership, experience and perspective necessary to be our Lead Director. His service as a director, Vice Chairman and General Counsel of Cendant and a Director of Wyndham Worldwide affords Mr. Buckman strong experience with Wyndham Worldwide’s business and operations. Mr. Buckman’s experience with leading hedge fund manager York Capital Management contributes valuable cross-industry experience and depth of knowledge. Mr. Buckman’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Buckman should serve as our Director.

George Herrera, 56, has served as a Director since July 2006. Since December 2003, Mr. Herrera has served as President and Chief Executive Officer of Herrera-Cristina Group, Ltd., a Hispanic-owned, multidisciplinary management firm. From August 1998 to January 2004, Mr. Herrera served as President and Chief Executive Officer of the U.S. Hispanic Chamber of Commerce. Mr. Herrera served as President of David J. Burgos & Associates, Inc. from December 1979 to July 1998. Mr. Herrera served as a director of Cendant from January 2004 to August 2006.

Mr. Herrera provides the Board with exceptional leadership and management knowledge. As a Cendant director and a Director and Chair of the Corporate Governance Committee of Wyndham Worldwide, Mr. Herrera has gained a broad understanding of the role of the Board in our operations. Mr. Herrera’s service as chief executive officer of multidisciplinary management firm Herrera-Cristina Group, Ltd. contributes extensive and varied management, finance and corporate governance experience. His service as President and CEO of the U.S. Hispanic Chamber of Commerce brings valuable government relations expertise to the Board. Mr. Herrera’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Herrera should serve as our Director.

Directors Continuing in Office for

a Term Expiring at the 2015 Annual Meeting

Stephen P. Holmes, 56, has served as the Chairman of our Board of Directors and as our Chief Executive Officer since July 2006. Mr. Holmes has served as a Director since May 2003. Mr. Holmes was Vice Chairman and director of Cendant and Chairman and Chief Executive Officer of Cendant’s Travel Content Division from December 1997 to July 2006. Mr. Holmes was Vice Chairman of HFS from September 1996 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, Treasurer and Chief Financial Officer of HFS from July 1990 to September 1996.

Mr. Holmes’ exceptional day-to-day leadership as our CEO provides him with detailed strategic perspective and knowledge of our operations and industry that are critical to the Board’s effectiveness. He possesses extensive public company management experience and is widely recognized as a visionary leader in the global hospitality industry. Under Mr. Holmes’ leadership, we have focused our business on, among other things, generating significant earnings and cash flow and building world-renowned hospitality brands, all of which increase shareholder value. Mr. Holmes’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Mr. Holmes should serve as our Director.

Myra J. Biblowit, 64, has served as a Director since July 2006. Since April 2001, Ms. Biblowit has served as President of The Breast Cancer Research Foundation. From July 1997 to March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History. Ms. Biblowit served as a director of Cendant from April 2000 to August 2006.

As a director of Cendant and a Director of Wyndham Worldwide, Ms. Biblowit has gained a broad understanding of Wyndham Worldwide’s business, operations and culture. Ms. Biblowit’s exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board. As President of The Breast Cancer Research Foundation, a dominant funder of research around the world, Ms. Biblowit brings to the Board a global perspective, marketing skills and a commitment to supporting our communities that add significant value to the Board’s contribution to our success. Ms. Biblowit’s specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Biblowit should serve as our Director.

Pauline D.E. Richards, 64, has served as a Director since July 2006. Since July 2008, Ms. Richards has served as Chief Operating Officer of Armour Group Holdings Limited (formerly Brevan Howard P&C Partners Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 to March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 to December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards has served as a director of Apollo Global Management since March 2011. Ms. Richards served as a director of Cendant from March 2003 to August 2006 and was chairperson of Cendant’s Audit Committee from October 2004 to August 2006.

Ms. Richards’ extensive financial background and exceptional leadership experience provide the Board with financial accounting and management expertise and perspectives. Her service as a Cendant director and as a Director and member of the Audit Committee of Wyndham Worldwide brings to the Board valuable experience on financial reporting matters that are critical to the Board’s oversight role. Ms. Richards’ service as a chief financial officer and treasurer of leading finance companies allows her to offer important insights into the role of finance in our business and strategy. Ms. Richards’ specific experience, qualifications, attributes and skills described above led the Board to conclude that Ms. Richards should serve as our Director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES,

THE RIGHT HONOURABLE BRIAN MULRONEY AND MICHAEL H. WARGOTZ

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We employ a Total Compensation Strategy designed to achieve the following objectives:

•	Attract and retain superior senior management talent.

•	Provide our executives with market competitive compensation consistent with comparable hospitality, service, franchise and brand portfolio companies.

•	Support a high-performance environment by linking compensation with performance.

•	Support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

We seek to maintain a strong pay-for-performance executive compensation approach by utilizing performance metrics designed to incentivize our executives to achieve our strategic and financial performance goals and increase shareholder value without undue risk to the enterprise. We also monitor evolving governance trends in executive compensation and, for example, in 2011 added performance-based equity grants to our long-term incentive compensation program.

As discussed in more detail below, the compensation decisions and other actions applicable to our named executive officers for 2012 were as follows:

•

In February 2012, the Compensation Committee (Committee) approved base salary merit increases for the named executive officers. For 2012, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

•

In March 2012, the Committee granted stock-settled stock appreciation rights (SSARs), time-vested restricted stock units (RSUs) and performance-vested restricted stock units (PVRSUs) to Mr. Holmes, our CEO, and RSUs and PVRSUs to our other named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

•

In March 2012, the Committee approved the factors to be used to determine any potential 2012 annual incentive compensation for our named executive officers. These factors are described below under Annual Incentive Compensation.

•

In March 2012, the Committee approved 2012 executive perquisites consistent with our 2011 program. Named executive officer compensation for 2012 attributable to perquisites is described in the All Other Compensation Table below.

•

In May 2012, the employment agreement of Mr. Conforti, our CFO, was amended to extend the term of his employment. The terms of the employment agreements with our named executive officers are described below under Agreements with Named Executive Officers.

•

In May 2012, more than 97% of the shares voted on our Say-on-Pay Vote at our 2012 Annual Meeting of Shareholders were cast in support of the compensation of our named executive officers as described in our 2012 proxy statement.

•	In February 2013, the Committee approved and we paid our named executive officers 2012 annual incentive compensation in the amounts listed in the Summary Compensation Table.

Total Compensation Strategy

We employ a Total Compensation Strategy designed to achieve the following objectives:

•	Attract and retain superior senior management talent. We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our business and the hospitality industry segments in which we compete and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical for our company. Accordingly, our Total Compensation Strategy is designed in part to promote a long-term commitment from our named executive officers.

•

Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality, service, franchise and brand portfolio companies. We provide our named executive officers base salary, cash-based annual incentive compensation, equity-based long-term incentive compensation, perquisites and retirement, health and welfare benefits that are targeted to the market median but may approach the 75th percentile of our peer group based on meeting corporate, business unit and individual objectives.

•

Support a high-performance environment by linking compensation with performance. Our key goals are to increase our earnings, cash flow and shareholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results. Accordingly, compensation levels are strongly influenced by corporate, business unit and individual performance.

•

Support a long-term focus for our executives that aligns their interests with the interests of our shareholders. Long-term incentive compensation is intended to align the interests of our named executive officers with those of our shareholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

Wyndham Worldwide Compensation Committee.    The Committee is responsible for providing oversight on executive compensation policies and programs consistent with corporate objectives and shareholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee’s membership is determined by the Board and is composed entirely of independent Directors. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.    For 2012, Aon Hewitt was retained by the Committee as a third-party advisor to provide independent advice, research and evaluation related to executive compensation and was paid approximately $92,200 for its services during 2012. In this capacity, the Committee utilizes reports and analyses prepared by Aon Hewitt. Aon Hewitt was retained to provide the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends.

Wyndham Worldwide has historically engaged affiliates of Aon Hewitt for insurance brokerage and actuarial services. In this capacity, management engaged Aon Risk Services, Inc., without Board involvement, to provide insurance brokerage and actuarial services to Wyndham Worldwide during 2012. We paid approximately $1,170,000 to Aon Risk Services, Inc. for these services during 2012, which amount was offset by commissions paid to Aon Risk Services, Inc. by insurance carriers for placing Wyndham Worldwide policies.

Aon Hewitt has in place policies and procedures designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include segregation of executive compensation services in a separate business unit with performance results of that unit measured solely based on the executive compensation services, clearly defined engagements with compensation committees separate from any other services provided, management of multiservice client relationships by separate account executives, no incentives provided for cross-selling of services and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. The Committee reviewed this relationship and based on the foregoing concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon Hewitt is objective and independent.

Management’s Role.    Our management plays a significant role in our executive compensation process including evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee to establish the agenda for Committee meetings and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself. Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

Compensation Committee Discretion.    For 2012, while the Committee reviewed management’s recommendations, the Committee retained discretion over all elements and levels of the named executive officers’ compensation. For 2012, the Committee generally based its decisions on a combination of management’s recommendations other than for our CEO and the external market data provided by our management and compensation consultant.

Committee Consideration of Say-on-Pay Vote.    We currently hold an advisory vote on the compensation of our named executive officers (Say-on-Pay Vote) on an annual basis in accordance with the preference expressed by our shareholders at our 2011 annual meeting regarding the frequency of the Say-on-Pay Vote. At our 2012 Annual Meeting, more than 97% of the shares voted on our Say-on-Pay Vote were cast in support of the compensation of our named executive officers as described in the 2012 proxy statement. The Committee reviewed the outcome of this advisory vote and believes that the level of support affirms our current executive compensation structure and program. Accordingly, no changes have been made to our executive compensation program as a result of last year’s Say-on-Pay Vote. In the future the Committee will continue to review our executive compensation program taking into consideration the outcome of our Say-on-Pay Votes and other relevant factors in making compensation decisions for our named executive officers.

Annual Evaluation and Compensation Risk Assessment.    An important aspect of the Committee’s work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

As part of its annual review, the Committee also reviews the potential for any material risks arising from or relating to our compensation programs. Based on this review, the Committee believes that our compensation programs do not encourage excessive risk-taking by our executives or employees. In reaching its conclusion, the Committee considered the following aspects of our compensation programs believed to encourage the management of our business in a prudent manner:

•	The Committee reviews and compares executive compensation elements and levels against our peer group to confirm that compensation is within an acceptable range relative to the external market.

•

Our performance-based compensation is keyed to our earnings, aligning interests of shareholders and management, and designed to improve our core operating results as opposed to using leverage or other high risk strategies.

•	Our annual incentive compensation opportunities are capped at a specified maximum as a countermeasure to excessive risk-taking.

•	Our commission-based sales programs are monitored by management for compliance with law and internal policies.

Employment Agreements

We entered into employment agreements with each of the named executive officers the terms of which form the basis of the named executive officers’ compensation elements and levels. The compensation elements and levels provided under the agreements are reviewed at the inception, annually and for renewals of each agreement by management, our compensation consultant and the Committee against the peer group data described below under Compensation Benchmarking. As a result of this review, in May 2012, the employment agreement of Mr. Conforti, our CFO, was amended to extend the term of his employment for a period of three years. The terms of the employment agreements are described below under Agreements with Named Executive Officers.

Compensation Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a key factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

In April 2011, management requested that our compensation consultant review and update our peer group for purposes of executive and Director compensation benchmarking given our growth and operating performance in recent years and to keep our comparators in line with current and future business objectives. In August 2011, our compensation consultant recommended to the Committee and the Committee approved the updated peer group of companies listed below based on one or more of the following criteria: companies or divisions within companies in generally the same industry or business as Wyndham Worldwide; companies that were similar in size to Wyndham Worldwide in terms of revenues and market value; companies used by analysts to compare Wyndham Worldwide’s financial performance; organizations with a global presence; and organizations in similar markets or with a similar business model such as non-hospitality companies that have franchise and brand portfolio operations.

Our peer group for 2012 executive compensation benchmarking consisted of the following companies:

American Express Company	Intercontinental Hotels
Carnival Corporation & Plc	Marriott International, Inc.
Choice Hotels International, Inc.	MGM Mirage
Colgate Palmolive Company	Royal Caribbean Cruises Ltd.
Darden Restaurants, Inc.	Starbucks Corporation
Expedia Inc.	Starwood Hotels & Resorts Worldwide, Inc.
Gaylord Entertainment Company	The Walt Disney Company
Host Hotels & Resorts, Inc.	Wynn Resorts, Limited
Hyatt Hotels Corp.	Yum Brands, Inc.

This updated peer group reflects the addition of Starbucks Corporation, Expedia Inc. and Colgate-Palmolive Company for reasons of relative company size, industry, franchise operations, business model, global presence and/or brand portfolio strategy and the removal of Bluegreen Corporation, Morgans Hotel Group, LaSalle Hotel Properties, Strategic Hotels & Resorts, Inc. and Sunstone Hotel Investors, Inc. for reasons of relative company size and decline in growth metrics, dissimilar corporate structure such as real estate investment trust and/or limited availability of executive compensation data.

In January 2012, our compensation consultant conducted a competitive review of the compensation elements and levels of our named executive officers using this peer group. The objectives of the compensation review were to compare for consistency the compensation of our executives to that of similarly-situated executives, ensure that our compensation practices are consistent with our Total Compensation Strategy and provide a framework for 2012 compensation decisions. The peer group compensation review included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, long-term incentive compensation, total cash compensation and total compensation. Compensation levels were obtained for the peer group median, average, 25th and 75th percentiles for each compensation element to provide a full understanding of competitive pay practices. This review confirmed that the elements and amounts of the compensation of our named executive officers were market competitive and within compensation benchmarks consistent with our Total Compensation Strategy.

Base Salary

Consistent with our Total Compensation Strategy, we provide base salaries designed to attract and retain our named executive officers and provide them with a base level of income. For 2012 base salary merit increases, our management provided our Compensation Committee with a market assessment of annual salary increases utilizing external market data from World at Work, Aon Hewitt, Towers Watson and Mercer annual salary increase surveys. We based the 2012 merit increases on this market analysis and a review of the 2011 individual performance of the named executive officers. To review the named executive officers’ individual performance, senior management reviews the executives’ individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives including business development, business drivers and cost reduction initiatives.

In February 2012, the Committee approved 2012 base salary merit increases for each of our named executive officers, that were effective February 25, 2012, based on their performance evaluations and maintaining market competitiveness. For 2012, we paid our named executive officers the base salaries listed in the Summary Compensation Table below.

Annual Incentive Compensation

Consistent with our Total Compensation Strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive our short-term financial and operating performance and thus create value for our shareholders.

In February 2012, management recommended and the Committee approved a combination of four factors to determine potential 2012 annual incentive compensation for our named executive officers: actual total company (corporate) and/or business unit Earnings Before Interest and Taxes (EBIT), as adjusted, a standard measure of our profitability, as measured against target EBIT established at the beginning of the plan year; a target level award opportunity generally expressed as a percentage of base salary as specified in the executive’s employment agreement; the executive’s actual base salary earned during the year; and individual performance based on meeting strategic objectives. An executive’s annual incentive compensation may be higher or lower than target annual incentive compensation depending on corporate, business unit and individual performance. The maximum annual incentive award opportunity for our named executive officers under the annual incentive compensation program is 150% of target.

The EBIT targets for the corporation and business units are recommended by management and approved by the Committee based on operating budgets consistent with our strategic plan. The EBIT targets may be adjusted for special items. Consistent with our Total Compensation Strategy, we believe that the EBIT targets represent appropriate goals for our executives to achieve earnings growth and create shareholder value. We further believe that using our annual incentive compensation program to provide incentives to our named executive officers to exceed the EBIT targets and accomplish strategic objectives is an important tool to implement our Total Compensation Strategy.

To review the named executive officers’ individual performance, senior management reviews the executives’ individual contributions and personal leadership together with their performance on corporate or business unit strategic objectives including business development, business drivers and cost reduction initiatives. Management reviews the corporate or business unit operating results against the targets as previously approved by the Committee together with the individual performance of the named executive officers and recommends to the Committee annual incentive compensation levels for the named executive officers. The Committee then considers the recommendations and may approve, deny or modify the recommendations in its discretion.

For 2012, the corporate adjusted EBIT target was $839.9 million and actual adjusted corporate EBIT was $891.7 million or 106.2% of the adjusted target. Annual incentive compensation paid to Mr. Holmes and Mr. Conforti was weighted 100% on the corporate results and their individual performance. The Committee reviewed the corporate results together with Mr. Holmes’ individual performance and determined that he receive 2012 annual incentive compensation at 140% of target. Management reviewed the corporate results together with Mr. Conforti’s individual performance and recommended to the Committee that he receive 2012 annual incentive compensation at 140% of target.

For 2012, the Wyndham Exchange & Rentals (WER) adjusted EBIT target was $260.7 million and actual WER adjusted EBIT was $266.6 million or 102.3% of the adjusted target. Annual incentive compensation paid to Mr. Ballotti was weighted 25% on the corporate results and 75% on the WER results and his individual performance. Management reviewed the WER and corporate results together with Mr. Ballotti’s individual performance and recommended to the Committee that he receive 2012 annual incentive compensation at 120% of target.

For 2012, the Wyndham Hotel Group (WHG) adjusted EBIT target was $194.0 million and actual WHG adjusted EBIT was $211.0 million or 108.8% of the adjusted target. Annual incentive compensation paid to Mr. Danziger was weighted 25% on the corporate results and 75% on the WHG results and his individual performance. Management reviewed the WHG and corporate results together with Mr. Danziger’s individual performance and recommended to the Committee that he receive 2012 annual incentive compensation at 148% of target.

For 2012, the Wyndham Vacation Ownership (WVO) adjusted EBIT target was $498.9 million and actual WVO adjusted EBIT was $537.6 million or 107.8% of the adjusted target. Annual incentive compensation paid to Mr. Hanning was weighted 25% on the corporate results and 75% on the WVO results and individual performance. Management reviewed the WVO and corporate results together with Mr. Hanning’s individual performance and recommended to the Committee that he receive 2012 annual incentive compensation at 148% of target.

In February 2013, the Committee considered and approved the management recommendations described above. The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation we paid our named executive officers for 2012.

Long-Term Incentive Compensation

Consistent with our Total Compensation Strategy, we provide our named executive officers with long-term incentive compensation to create incentives to achieve share price appreciation and encourage retention. Accordingly, 2012 long-term incentive compensation for our named executive officers focused on aligning their interests with those of shareholders, achieving competitiveness with the external market, rewarding key talent contributions and retention. Long-term incentive compensation is granted under our 2006 Equity and Incentive Plan, as amended.

Management annually recommends and the Committee approves an aggregate budget available for long-term incentive compensation. For 2012, the aggregate budget was allocated based on the relative number of eligible executives in corporate services and the business units. Long-term incentive compensation is then recommended by management and granted by the Committee to the named executive officers based on individual performance review, tenure, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include corporate or business unit results of operations, achievement of strategic objectives and leadership characteristics.

Based on these factors, the Committee determined our CEO’s 2012 annual long-term incentive award to be a combination of SSARs, RSUs and PVRSUs. For our other named executive officers, annual long-term incentive awards were granted in the form of RSUs and PVRSUs.

A SSAR is similar to a stock option and represents the right to receive a number of shares of common stock equal in value to the excess of the fair market value of a share of our common stock on the date of exercise over the exercise price of the SSAR and provides the executive incentive to drive long-term share price appreciation.

A RSU represents the right to receive a share of our common stock on a set vesting date subject to continued employment and provides the executive incentive to drive share price appreciation while encouraging executive retention.

A PVRSU represents the right to receive a share of our common stock on a set vesting date subject to achievement of pre-established earnings per share performance goals and continued employment. Vesting of PVRSUs is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three-year period as follows: 100% of PVRSUs (the maximum) will vest if premium performance of 108% of target is achieved, 25% (the minimum) will vest if premium performance of 102% of target is achieved, and where performance is achieved between the specified performance tiers the number of vested PVRSUs is interpolated. No shares will be earned pursuant to these awards if our earnings per share performance does not meet or exceed 102% of target performance at the end of the cumulative three-year performance period. The earnings per share targets may be adjusted for special items as specified at the outset of the performance period. Subject to achievement of performance tiers, vesting occurs on the third anniversary of the grant date or later upon certification of results by the Committee. Our PVRSUs are designed to strengthen pay-for-performance, further align the interests of management and our shareholders and retain senior management personnel over the long-term.

Consistent with these objectives, in March 2012, the Committee granted SSARs, RSUs and PVRSUs to Mr. Holmes and RSUs and PVRSUs to each of the named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our Total Compensation Strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.

In March 2012, management provided the Committee with and the Committee reviewed a market assessment of competitive perquisite practices utilizing widely available market data publications from Aon Hewitt, Watson Wyatt and other compensation consultants. Based on this information, the Committee found our 2012 executive perquisites to be consistent with market practices.

In March 2012, the Committee approved perquisites for the named executive officers consistent with our existing program including a leased automobile and financial planning services. For each of these perquisites the executive receives a tax gross-up payment, which means the executive receives additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite. As permitted under his employment agreement, for 2012 we provided Mr. Holmes with personal use of company aircraft for which we imputed income without a tax gross-up. The All Other Compensation Table below lists compensation attributable to perquisites provided to the named executive officers for 2012.

Deferred Compensation Plans

Officer Deferred Compensation Plan.    Our nonqualified officer deferred compensation plan permits named executive officers to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. The executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments up to ten years. The participant’s entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

401(k) Plan.    We provide all employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer base salary. We provide named executive officers and other participants a company match of base salary contributed up to 6% of base salary. The company match is 100% vested.

Savings Restoration Plan.    We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code of 1986, as amended (Code), under our 401(k) plan, but there are no matching contributions for these deferrals. None of our named executive officers have a balance under our Savings Restoration Plan.

Compensation Elements Mix and Total Compensation

Our compensation consultant advised management and the Committee that the elements of compensation that we provide our named executive officers are consistent with the compensation elements provided by our peer group companies. As each compensation element has specific and different objectives as discussed above, Committee review and determinations with respect to one element generally do not influence decisions regarding the other elements to the extent total compensation is consistent with our Total Compensation Strategy.

Our compensation consultant prepares and management provides the Committee with total compensation summaries and tally sheets for the named executive officers together with related peer group data so the Committee may evaluate how each compensation element fits into our overall compensation objectives. This review confirmed that the total compensation of the named executive officers was market competitive and within compensation benchmarks consistent with our Total Compensation Strategy. Given the significant scope and responsibilities of the CEO, which are greater than those of the other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate.

Severance Arrangements

The employment agreements of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation as well as accelerated vesting of specified long-term incentive grants, and in the case of PVRSUs vesting based on performance during a specified period, if the executive’s employment is terminated without cause or for a constructive discharge. These payments and terms are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control.

The severance terms for the named executive officers were established in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive’s current income and therefore are independent of the annual compensation review.

Change-in-Control Arrangements

The named executive officers receive payments only if their employment is terminated without cause or for constructive discharge following a change-in-control. In addition, our named executive officers are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Previously, our CEO’s employment agreement provided him with the right to elect to terminate employment and receive severance solely upon the occurrence of a change-in-control as well as an excise tax gross-up; however, the 2009 amendment to his agreement eliminated each of these features from his change-in-control arrangement.

The payments and terms of our named executive officers’ change-in-control arrangements are discussed below under Agreements with Named Executive Officers and Potential Payments on Termination or Change-in-Control. In addition, long-term incentive compensation grants made to all eligible employees, including the named executive officers, fully vest on a change-in-control.

The change-in-control terms for the named executive officers were established in connection with their employment agreements consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction generally results in increased shareholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements arises only in the context of an imminent change-in-control. The terms do not enhance the named executive officers’ current income and therefore are independent of the annual compensation review.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of shareholders. The guidelines require our named executive officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary; and Business Unit CEO and our CFO: 2 times base salary. Stock ownership meeting the guidelines includes common stock and RSUs but excludes PVRSUs. As of December 31, 2012, all of the named executive officers exceeded these stock ownership requirements.

Hedging Policy

Our insider trading policy contains restrictions on transactions in our securities by our Directors, executive officers and other employees who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from entering into derivative transactions, including put or call options, with respect to our securities and from engaging in short sales or equity swaps with respect to our securities. In addition, all transactions in our securities by these persons must be pre-cleared by our securities compliance personnel.

Impact of Tax Considerations

As a general matter, the Committee considers the tax implications of our executive compensation program. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid to the CEO and certain named executive officers during any taxable year unless such compensation is performance-based and meets certain requirements. Although it is the Committee’s goal to maximize the effectiveness of our executive compensation program the Committee may determine that it is appropriate and in our best interest as well as the best interests of our shareholders to have the flexibility to pay compensation that is not performance-based for Section 162(m) purposes in order to achieve the objectives of our executive compensation program.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE

The Right Honourable Brian Mulroney (Chair)

Myra J. Biblowit

Pauline D.E. Richards

2012 Summary Compensation Table

The following table describes compensation paid to our named executive officers for 2012, 2011 and 2010.

Name & Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)
Stephen P. Holmes Chairman and Chief Executive Officer	2012	1,235,305	--		4,500,000	1,500,000	3,458,855	1,428,369	12,122,529
	2011	1,164,856	--		4,125,000	1,375,000	3,494,568	506,765	10,666,189
	2010	1,115,050	--		3,750,000	1,250,000	2,984,991	398,076	9,498,117
Geoffrey A. Ballotti President and Chief Executive Officer, Wyndham Exchange & Rentals	2012	624,240	--		2,200,000	--	747,527	505,383	4,077,150
	2011	594,616	--		2,000,000	--	891,925	227,945	3,714,486
	2010	567,776	--		2,000,000	--	749,465	148,556	3,465,797
Eric A. Danziger President and Chief Executive Officer, Wyndham Hotel Group	2012	554,820	--		2,000,000	--	818,360	258,595	3,631,775
	2011	528,966	--		1,800,000	--	793,449	178,644	3,301,059
	2010	509,696	--		1,500,000	--	637,120	113,091	2,759,907
Franz S. Hanning President and Chief Executive Officer, Wyndham Vacation Ownership	2012	684,230	--		2,500,000	--	1,032,500	458,385	4,675,115
	2011	654,237	275,000	(d)	2,200,000	--	1,050,000	199,300	4,378,537
	2010	625,395	--		2,000,000	--	907,500	114,675	3,647,570
Thomas G. Conforti Executive Vice President and Chief Financial Officer	2012	599,236	--		2,200,000	--	838,931	222,706	3,860,873
	2011	566,933	--		2,000,000	--	850,399	208,841	3,626,173
	2010	531,469	--		1,750,000	--	708,288	406,534	3,396,291

(a)	Represents the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 19 to our 2012 audited financial statements of our annual report on Form 10-K filed with the SEC on February 15, 2013.

No grant date fair value is attributable to PVRSU awards under ASC 718 due to the fact that no amount will be earned under these awards at target performance. Performance results must meet 102% of target in order for the minimum number of PVRSUs to be earned and must meet 108% of target in order for the maximum number of PVRSUs to be earned. The grant date fair value of each PVRSU award granted in 2012 assuming maximum achievement of performance goals is as follows: Mr. Holmes, $3,000,000; Mr. Ballotti, $1,100,000; Mr. Danziger, $1,000,000; Mr. Hanning, $1,250,000 and Mr. Conforti, $1,100,000.

The actual value realized by each individual with respect to his PVRSU awards will depend on the number of shares earned based on our actual performance over the cumulative three-year performance period measured against the performance goals established at the time of grant. The Outstanding Equity Awards at 2012 Fiscal Year-End Table below provides information on PVRSU awards made in 2011 and 2012 based on performance through December 31, 2012. PVRSUs were not granted to any executive officer during 2010.

(b)	For 2012, represents annual incentive compensation for 2012 paid in 2013. For 2011, represents annual incentive compensation for 2011 paid in 2012. For 2010, represents annual incentive compensation for 2010 paid in 2011.

(c)	See All Other Compensation Table below for a description of compensation included in this column.

(d)	Represents cash bonus payment in recognition of exceptional performance in 2011.

2012 All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following for 2012.

	Mr. Holmes ($)	Mr. Ballotti ($)	Mr. Danziger ($)	Mr. Hanning ($)	Mr. Conforti ($)
Personal use of company aircraft (a)	79,355	--	--	--	--
Company automobile (b)	24,677	25,781	16,991	19,423	17,952
Financial planning services (c)	15,000	10,490	--	10,490	10,490
401(k) company match	--	14,635	--	15,000	15,000
Deferred compensation company match	281,650	82,306	82,391	41,054	86,290
Dividends (d)	183,277	155,598	157,679	160,063	75,083
Aggregate tax gross-up (e)	26,910	14,073	1,534	9,855	17,891
Vested restricted cash units (f)	817,500	202,500	--	202,500	--
Total	1,428,369	505,383	258,595	458,385	222,706

(a)	Represents income imputed for personal use of company aircraft calculated using a standard rate per mile flown.

(b)	Aggregate incremental cost to us of automobile benefit calculated as the aggregate company payment less any executive contribution. The amounts for company payment include insurance and other charges and exclude tax gross-up described below.

(c)	Amounts exclude tax gross-up described below.

(d)	Dividends paid on vesting of RSUs.

(e)	Aggregate tax gross-up consisted of the following: Mr. Holmes, automobile, $13,951 and financial planning, $12,959; Mr. Ballotti, automobile, $9,542 and financial planning, $4,531; Mr. Danziger, automobile, $1,534; Mr. Hanning, automobile, $6,847 and financial planning, $3,008; and Mr. Conforti, automobile, $13,360 and financial planning, $4,531.

(f)	Represents cash payments made in February 2012 to Mr. Holmes, Mr. Ballotti and Mr. Hanning upon the vesting of restricted cash units granted in February 2009.

2012 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Holmes	3/1/12							100,964(b)				4,500,000
	3/1/12								97,783	(c)	44.57	1,500,000
	3/1/12				16,827	42,068	67,309					0
	(d)	625,000	2,500,000	3,750,000
Mr. Ballotti	3/1/12							49,360(b)				2,200,000
	3/1/12				6,170	15,425	24,680					0
	(d)	157,500	630,000	945,000
Mr. Danziger	3/1/12							44,873(b)				2,000,000
	3/1/12				5,609	14,022	22,436					0
	(d)	140,000	560,000	840,000
Mr. Hanning	3/1/12							56,091(b)				2,500,000
	3/1/12				7,011	17,528	28,045					0
	(d)	175,000	700,000	1,050,000
Mr. Conforti	3/1/12							49,360(b)				2,200,000
	3/1/12				6,170	15,425	24,680					0
	(d)	151,250	605,000	907,500

(a)	Represents the potential threshold and maximum number of PVRSUs that may be earned under our 2012 long-term incentive program. Vesting of the PVRSUs is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three-year period as follows: 100% of PVRSUs (maximum) will vest if premium performance of 108% of target is achieved, 25% (threshold) will vest if premium performance of 102% of target is achieved and where premium performance is achieved between the specified performance tiers the number of vested PVRSUs is interpolated. Target amount reported above is representative of the mid-range between threshold and maximum. No shares will be earned pursuant to these awards if our earnings per share performance does not meet or exceed 102% of target performance at the end of the cumulative three-year performance period.

The actual number of PVRSUs earned pursuant to these awards will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goal established at the time of grant as adjusted. PVRSUs, if earned, convert to our common stock on a one-for-one basis.

(b)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2012.

(c)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2012. Number of SSARs calculated by dividing the grant date fair value by the fair value of such rights on the date of grant as determined using the Black-Scholes formula. A discussion of the assumptions used in calculating the fair value of such rights may be found in Note 19 to our 2012 audited financial statements of our annual report on Form 10-K filed with the SEC on February 15, 2013.

(d)	Represents potential threshold, target and maximum annual incentive compensation for 2012. Amounts actually paid for 2012 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

Under our Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested RSUs and are paid in cash on vesting. Dividends credited with respect to unvested PVRSUs are paid in cash on vesting only to the extent the underlying shares are earned based on achievement of premium performance targets.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested ($)(a)
	Exercisable	Unexercisable
Mr. Holmes	179,726			31.85000	08/01/16
	500,000			3.69000	02/27/15
	72,170	72,171	(b)	22.84000	02/24/16
	30,637	91,912	(c)	30.61000	02/24/17
		97,783	(d)	44.57000	03/01/18
						82,093(e)	4,368,169
						101,070(f)	5,377,935
						100,964(g)	5,372,294
								89,839(h)	4,780,333
								67,309(i)	3,581,512
Mr. Ballotti						43,783(e)	2,329,693
						49,004(f)	2,607,503
						49,360(g)	2,626,446
								32,669(h)	1,738,317
								24,680(i)	1,313,223
Mr. Danziger	84,841			4.33000	12/01/14
						50,813(j)	2,703,760
						32,837(e)	1,747,257
						44,103(f)	2,346,721
						44,873(g)	2,387,692
								29,402(h)	1,564,480
								22,436(i)	1,193,820
Mr. Hanning						43,783(e)	2,329,693
						53,904(f)	2,868,232
						56,091(g)	2,984,602
								35,935(h)	1,912,101
								28,045(i)	1,492,274
Mr. Conforti						24,639(k)	1,311,041
						38,310(e)	2,038,475
						49,004(f)	2,607,503
						49,360(g)	2,626,446
								32,669(h)	1,738,317
								24,680(i)	1,313,223

(a)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2012 of $53.21.

(b)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2010.

(c)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2011.

(d)	Grant of SSARs, which vest ratably over a period of four years on each anniversary of February 27, 2012.

(e)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2010.

(f)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2011.

(g)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2012.

(h)	Grant of PVRSUs which vests following the conclusion of a three-year performance period ending on December 31, 2013 based on actual three-year cumulative earnings per share as measured against the pre-established performance tiers. Amount reported is based on performance through December 31, 2012 and represents the maximum number of shares which may be earned.

(i)	Grant of PVRSUs which vests following the conclusion of a three-year performance period ending on December 31, 2014 based on actual three-year cumulative earnings per share as measured against the pre-established performance tiers. Amount reported is based on performance through December 31, 2012 and represents the maximum number of shares which may be earned.

(j)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2009.

(k)	Grant of RSUs, which vest ratably over a period of four years on each anniversary of September 8, 2009.

2012 Option Exercises and Stock Vested Table

The following table summarizes exercises of SSARs and vesting of RSUs by the named executive officers in 2012.

	Option Awards			Stock Awards
Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mr. Holmes	10/25/2012	860,638	20,864,661	2/27/2012	157,235	6,874,314
	--	--	--	3/1/2012	14,096	628,259
Mr. Ballotti	8/30/2012	63,617	1,771,097	2/27/2012	120,725	5,278,097
	--	--	--	5/2/2012	14,563	747,664
Mr. Danziger	--	--	--	2/27/2012	81,933	3,582,111
	--	--	--	12/1/2012	32,477	1,623,525
Mr. Hanning	2/13/2012	71,890	892,874	2/27/2012	122,358	5,349,492
	2/14/2012	62,592	1,346,354	3/1/2012	19,029	848,123
	4/26/2012	20,864	584,818
	9/7/2012	50,709	893,493
Mr. Conforti	--	--	--	2/27/2012	35,489	1,551,579
	--	--	--	9/10/2012	24,638	1,322,814

(a)	Amounts in this column reflect the number of SSARs exercised multiplied by the difference between the market and exercise price per share at exercise as follows: February 13, 2012, $12.42; February 14, 2012, $21.51; April 26, 2012, $28.03; August 30, 2012, $27.84; September 7, 2012, $17.62; October 25, 2012, $14.85 and $29.38.

(b)	Amounts in this column reflect the number of shares vested multiplied by the closing market price per share on the vesting date (or the next trading day if the vesting date fell on a date on which there was no trading on the New York Stock Exchange) as follows: February 27, 2012, $43.72; March 1, 2012, $44.57; May 2, 2012, $51.34; September 10, 2012, $53.69; December 1, 2012, $49.99.

2012 Nonqualified Deferred Compensation Table

The following table provides information regarding 2012 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers have a balance under our Savings Restoration Plan.

Name	Executive Contributions in 2012 ($)(a)	Company Contributions in 2012 ($)(b)	Aggregate Earnings in 2012 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/12 ($)(d)
Mr. Holmes	281,650	281,650	711,282	--	6,036,686
Mr. Ballotti	82,306	82,306	43,881	--	574,531
Mr. Danziger	82,391	82,391	55,775	--	546,580
Mr. Hanning	41,054	41,054	3,895	--	317,353
Mr. Conforti	86,290	86,290	18,148	--	259,005

(a)	All amounts are reported as 2012 compensation in the Summary Compensation Table above. Includes amounts applicable to 2012 annual incentive compensation paid in 2013.

(b)	All amounts are reported as 2012 compensation in the All Other Compensation Table above. Includes amounts applicable to 2012 annual incentive compensation paid in 2013.

(c)	Represents gains or losses in 2012 on investment of aggregate balance.

(d)	Includes amounts that were reported as compensation since 2006 as follows: Mr. Holmes, $2,379,186; Mr. Ballotti, $430,376; Mr. Danziger, $398,252; Mr. Hanning, $229,192 and Mr. Conforti, $170,080.

Our Officer Deferred Compensation Plan is described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive’s investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2012, we offered a choice of 31 investment options including our common stock. Investment options include money market, debt, equity and lifecycle funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under Potential Payments on Termination or Change-in-Control.

Mr. Holmes

Employment Agreement.    In July 2006, we entered into an employment agreement with Mr. Holmes with a term expiring in July 2009, which term automatically extended to July 2010 pursuant to the terms of the agreement. In December 2008 and December 2012, we executed amendments to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code.

In November 2009, we executed a second amendment to Mr. Holmes’ agreement. The amendment extends the term of his employment from July 2010 to July 2013 and provides that the failure to extend Mr. Holmes’ period of employment or to enter into a new employment agreement with him upon the expiration of his employment term will constitute a constructive discharge under his agreement. In addition, the amendment provides that in the event of a constructive discharge or a without cause termination, Mr. Holmes is entitled to a lump sum payment equal to 299% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to him for any of the three years immediately preceding the year in which his termination occurs, provided that in no event will the annual incentive compensation portion exceed 200% of his then-current base salary. The amendment also eliminates Mr. Holmes’ right to elect to terminate employment and receive severance solely upon the occurrence of a change-in-control and eliminates his right to receive a gross-up in the event an excise tax under Section 4999 of the Code is triggered under his agreement. As amended, his employment agreement provides that in the event Section 4999 of the Code is triggered, his compensation will be reduced to $1 below the threshold that triggers excise taxes under the Code, but only to the extent that the net after-tax amount received after the reduction is higher than what he would receive if he paid the applicable excise and related taxes.

Mr. Holmes’ agreement provides for a minimum base salary of $1 million, annual incentive compensation with a target amount equal to 200% of his base salary subject to meeting performance goals, grants of long-term incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. The agreement provides Mr. Holmes and his dependents with medical, dental and life insurance benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions.

Mr. Holmes’ agreement provides that if his employment with us is terminated by us without cause or due to a constructive discharge, death or disability all of his then-outstanding equity awards will fully vest and, as applicable, remain exercisable for varying periods as described in the agreement. The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment.

Mr. Ballotti

Employment Agreement.    In March 2008, we entered into an employment agreement with Mr. Ballotti with a term expiring in March 2011. In December 2008, we executed an amendment to the agreement intended to either exempt payments and benefits under the agreement from or comply with Section 409A of the Code. In December 2009, we executed an amendment intended to clarify certain terms regarding the amount of Mr. Ballotti’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. In February 2011, we executed an amendment that extended the term of Mr. Ballotti’s employment from March 2011 to March 2014.

The agreement, as amended, provides for a minimum base salary of $550,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Under the agreement, if Mr. Ballotti’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Ballotti for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Ballotti’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Ballotti was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Danziger

Employment Agreement.    In November 2008, we entered into an employment agreement with Mr. Danziger with a term expiring in November 2011. In December 2009, we executed an amendment to the agreement intended to clarify certain terms regarding the amount of Mr. Danziger’s severance benefit provided under the agreement in order to address Section 162(m) of the Code. In February 2011, we executed an amendment that extended the term of Mr. Danziger’s employment from November 2011 to November 2013 and in March 2013 we executed a third amendment which extended the term of employment from November 2013 to November 2014.

The agreement, as amended, provides for a minimum base salary of $500,000, annual incentive compensation with a target amount equal to 100% of base salary subject to meeting performance goals, annual long-term incentive compensation as determined by the Committee, relocation assistance and participation in employee benefit plans and perquisite programs generally available to our executive officers.

Under the agreement, if Mr. Danziger’s employment is terminated by us without cause or due to a constructive discharge, he will receive a lump sum payment equal to 200% of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Danziger for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be no less than his then-current base salary). In the event of such termination, all of Mr. Danziger’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Danziger was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement and for two years following termination if his employment terminates before the expiration of his employment agreement.

Mr. Hanning

Employment Agreement.    In November 2009, we entered into an employment agreement with Mr. Hanning with a term expiring in August 2011. In February 2011, we executed an amendment to the agreement that extended the term of Mr. Hanning’s employment from August 2011 to August 2014. In March 2013, we executed a second amendment which increased Mr. Hanning’s annual base salary rate and target incentive opportunity as reflected below.

The agreement, as amended, provides for a minimum base salary of $715,000, annual incentive compensation with a target amount equal to $800,000 subject to meeting performance goals, grants of long-term incentive awards on terms as determined by the Committee, employee benefits and perquisites generally available to our executive officers and continuation of life insurance coverage in effect prior to entering into his employment agreement.

Under the agreement, if Mr. Hanning’s employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed $800,000). In the event of such termination, all of Mr. Hanning’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such award that is a stock option or stock appreciation right will remain exercisable until the earlier of two years following termination and the original expiration date of such award. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Hanning was employed plus twelve months (or if less, the entire performance period). In the event his employment terminates due to death or disability, in addition to earned but unpaid compensation, Mr. Hanning or his estate as applicable would be entitled to a prorated annual incentive award if any with respect to the year of termination.

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for two years after termination of employment; however, if Mr. Hanning’s employment terminates due to the expiration of the period of employment and Mr. Hanning has complied with his obligations under his employment agreement, then Mr. Hanning will not be subject to the non-competition covenants following such expiration unless we exercise our right to subject Mr. Hanning to such obligations for one year following such expiration by paying Mr. Hanning an amount equal to his then-current base salary plus an amount equal to the highest annual incentive compensation paid to Mr. Hanning for any of the three years immediately preceding the year in which his employment is terminated but in no event will the annual incentive compensation portion exceed $800,000.

Mr. Conforti

Employment Agreement.    In September 2009, we entered into an agreement with Mr. Conforti with a term expiring in September 2012. In May 2012, we executed an amendment to the agreement that extended the term of Mr. Conforti’s employment from September 2012 to September 2015.

The agreement provides for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 100% of his base salary subject to meeting performance goals, annual long-term incentive compensation on terms as determined by the Committee, relocation assistance and employee benefits and perquisites generally available to our executive officers.

Under the agreement, if Mr. Conforti’s employment is terminated by us without cause or due to a constructive discharge, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus an amount equal to the highest annual incentive compensation award paid to Mr. Conforti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed 100% of his then-current base salary, and in the event of a termination during the three years following the effective date, such amount will be $525,000). In the event of such termination, all of Mr. Conforti’s then-outstanding time-based equity awards that would otherwise vest within one year following termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following termination and the original expiration date of the awards. Any then-outstanding performance-based long-term incentive awards would vest and be paid on a prorated basis following the performance period, subject to achievement of performance goals, based on the portion of the performance period during which Mr. Conforti was employed plus twelve months (or if less, the entire performance period).

The agreement provides for customary restrictive covenants including non-competition and non-solicitation covenants effective during the period of employment and for one year following termination if his employment terminates after the expiration of his employment agreement, and for two years following termination if his employment terminates before the expiration of his employment agreement.

Potential Payments on Termination or Change-in-Control

The following table describes the potential payments and benefits to which the named executive officers would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2012.

Name	Termination Event (a)	Cash Severance ($)	Continuation of Medical Benefits (present value) ($)	Acceleration of Awards Under Equity and Incentive Plan ($)(b)	Total Termination Payments ($)(c)
Mr. Holmes	Voluntary Retirement, Resignation or Involuntary Termination	0	330,110	0	330,110
	Death or Disability	0	330,110	28,594,132	28,924,242
	Termination without Cause or Constructive Discharge	11,212,500	330,110	28,594,132	40,136,742
	Qualifying Termination Following Change-in-Control	11,212,500	330,110	28,594,132	40,136,742
Mr. Ballotti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0
	Death or Disability	0	N/A	10,615,182	10,615,182
	Termination without Cause or Constructive Discharge	2,520,000	N/A	5,304,398	7,824,398
	Qualifying Termination Following Change-in-Control	2,520,000	N/A	10,615,182	13,135,182
Mr. Danziger	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0
	Death or Disability	0	N/A	11,943,729	11,943,729
	Termination without Cause or Constructive Discharge	2,240,000	N/A	7,316,854	9,556,854
	Qualifying Termination Following Change-in-Control	2,240,000	N/A	11,943,729	14,183,729
Mr. Hanning	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0
	Death or Disability	0	N/A	11,586,903	11,586,903
	Termination without Cause or Constructive Discharge	2,780,000	N/A	5,773,924	8,553,924
	Qualifying Termination Following Change-in-Control	2,780,000	N/A	11,586,903	14,366,903
Mr. Conforti	Voluntary Retirement, Resignation or Involuntary Termination	0	N/A	0	0
	Death or Disability	0	N/A	11,635,005	11,635,005
	Termination without Cause or Constructive Discharge	2,420,000	N/A	6,469,857	8,889,857
	Qualifying Termination Following Change-in-Control	2,420,000	N/A	11,635,005	14,055,005

(a)	Cash severance payable upon a change-in-control for the named executive officers assumes that the employment of such executives was terminated on a change-in-control as a termination without cause or constructive discharge.

(b)	Calculated using closing price of our common stock on the New York Stock Exchange on December 31, 2012 of $53.21. Table assumes all unvested equity awards to which the executive would be entitled were settled on December 31, 2012. Amounts reflected for Termination without Cause or Constructive Discharge include PVRSUs assuming maximum achievement which, if earned, would not be paid until following the completion of the cumulative three-year performance period based on actual performance and on a prorated basis on the portion of the performance period during which the named executive officer was employed plus service credit as defined by employment agreement (or if less, the entire performance period).

(c)	Amounts do not reflect whether any reduction in payments would apply in connection with golden parachute rules under Sections 280G and 4999 of the Code.

Accrued Pay.    The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.    The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.    The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers’ employment agreement and our Equity and Incentive Plan.

•

A termination of an executive officer is for cause if it is for any of the following reasons: the executive’s willful failure to substantially perform his duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive’s gross negligence in the performance of his duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•

Subject to the individual employment agreements, an executive suffers a constructive discharge if any of the following occur: any material breach or failure by us to fulfill our obligations under the executive’s employment agreement; any material reduction in base salary; or any material diminution to the executive’s authority, duties or responsibilities. For Mr. Holmes, constructive discharge also includes our decision not to renew his employment agreement; a relocation of over thirty miles; if he no longer serves as our CEO or reports to the Board; or is not nominated for election to our Board. For Mr. Hanning and Mr. Conforti, constructive discharge also includes a relocation of over fifty miles.

•

A without cause termination occurs if the executive’s employment is terminated by us other than due to death, disability or termination for cause. In addition, a without cause termination will also be deemed to have occurred for Mr. Holmes if an acquiring company does not agree to assume his employment agreement following a qualifying change-in-control or ownership.

Continuation of Medical Benefits.    Mr. Holmes’ agreement provides Mr. Holmes and his dependents with medical benefits through the end of the year during which he reaches age 75, subject to Mr. Holmes’ payment of required employee contributions, regardless of the termination event. The actuarial assumptions used to calculate continued medical benefits for Mr. Holmes include a discount rate of 4.05%; no mortality assumptions for Mr. Holmes, his spouse or children; and standard pre-retirement and post-retirement per capita costs for Mr. Holmes and his spouse and standard per capita costs for Mr. Holmes’ children.

Acceleration of Awards Under Equity and Incentive Plan.    Upon a change-in-control as defined in our Equity and Incentive Plan, grants made to all eligible employees, including the named executive officers, under our Equity and Incentive Plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting. Under our Equity and Incentive Plan, a change-in-control generally means any person or persons (other than us, any fiduciary holding securities under a company employee benefit plan, or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Worldwide or any of our subsidiaries is consummated with another company, or our stockholders approve a plan of liquidation of the company or all or substantially all of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity’s board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change-in-Control Alone.    For our named executive officers, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change- in-control as a constructive discharge or termination without cause. Grants made under our Equity and Incentive Plan fully vest on a change-in-control whether or not the executive’s employment is terminated.

Related Party Transactions

A member of Mr. Hanning’s family is a member of a law firm which has provided and continues to provide services to our vacation ownership business. Fees and expenses paid for such services were approximately $240,374 in 2012 based on the firm’s customary rates.

Another member of Mr. Hanning’s family currently serves as a Executive Vice President, Sales of our vacation ownership business. This individual was hired in 1981, prior to Mr. Hanning’s employment. In 2012, this individual received total cash compensation consisting of base salary, commission and incentive compensation of $733,503 and was granted 6,170 RSUs and 1,542 PVRSUs. All compensation and incentive awards were paid and awarded on a basis consistent with that applied to our other associates.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation (Say-on-Pay Vote). We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2012 compensation of our named executive officers.

We are conducting the Say-on-Pay Vote pursuant to federal legislation which requires public companies to provide shareholders with the opportunity to cast an advisory vote to approve the compensation of the named executive officers at least once every three years.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by shareholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Total Compensation Strategy.    As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	provide our executives with market competitive compensation consistent with comparable companies; and

•	support a long-term focus for our executives that aligns their interests with the interests of our shareholders.

Program Highlights.    Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•

Our annual incentive compensation program awards are based on achievement of performance metrics which are aligned with key business objectives designed to drive short-term financial and operating performance and thus create value for our shareholders.

•

In 2012, we maintained the inclusion of a performance-based equity incentive award as part of our executive compensation program. This award is granted in the form of PVRSUs, the vesting of which is contingent upon achievement of premium levels of adjusted earnings per share performance over a cumulative three-year period. The threshold (or minimum) award opportunity with respect to these awards will be earned only if premium performance of 102% of target is achieved and the maximum award opportunity will be earned only if premium performance of 108% of target is achieved.

•

Equity awards granted to our named executive officers under our long-term incentive program constitute approximately 72% of their target annual total compensation. These awards are subject to multi-year vesting requirements and, with respect to the PVRSUs, premium adjusted EPS performance achievement, and are designed to retain our executives and ensure that a significant portion of the executives’ compensation is tied to stock price performance.

•

Our executive officer stock ownership guidelines require our named executive officers to own common stock worth a specified multiple of base salary within the required time period. Our CEO is required to own common stock with a market value of at least four times his base salary, and our other named executed officers are required to own common stock with a market value of at least two times their base salary.

•	A significant portion (ranging from 40% to 45%) of total compensation for our executives is considered by us to be at-risk.

•	Our one-year total shareholder return (43.4%) and three-year total shareholder return (179.5%) both finished with returns at least 2.7 times above the total return on the SPDR S&P 500 index fund.

•

None of our executive officers are entitled to severance exceeding 2.99 times base salary and the executive’s highest annual incentive compensation paid to the executive in any of the three years preceding termination of employment not to exceed target. Our CEO’s right to receive severance solely upon the occurrence of a change-in-control was removed from his employment agreement in 2009.

•	None of our executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment.

•

The Compensation Committee is advised by an independent compensation consultant who benchmarks our executive compensation program against our peer group and advises the Committee on executive compensation trends.

Exceptional Businesses.    As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business customers a broad suite of hospitality services and products across various accommodation alternatives and price ranges through our portfolio of world-renowned brands.

•

Our lodging business, Wyndham Hotel Group, is the world’s largest hotel company based on the number of properties, franchising in the upscale, midscale, economy and extended stay segments of the lodging industry and providing hotel management services for full-service hotels globally.

•

Our vacation exchange and rentals business, Wyndham Exchange & Rentals, is the world’s largest vacation exchange network based on the number of vacation exchange members and the world’s largest global marketer of professionally managed vacation rental properties based on the number of vacation rental properties marketed.

•	Our vacation ownership business, Wyndham Vacation Ownership, is the world’s largest vacation ownership business based on the number of resorts, units, owners and revenues.

Exceptional Performance.    We believe our executive compensation program provides our named executive officers strong incentives designed to achieve exceptional strategic and financial performance. In 2012, Wyndham Worldwide built on its leadership position in each of its hospitality industry segments through superior execution by all of our businesses. Wyndham Worldwide’s strong management team increased shareholder value by focusing on earnings and cash flow, expanding our brand portfolio of fee-for-service businesses, augmenting our asset-light vacation ownership model, driving greater migration to web-based transactions in all our businesses and strengthening our franchisee value proposition in the hotel business.

Based on the strong operating performance of our business units and other factors, our diluted adjusted earnings per share increased 29.7% for the full year 2012 compared with 2011. Our diluted earnings per share increased 9.6% for the full year 2012 compared with 2011. For a full reconciliation of diluted adjusted earnings per share to GAAP diluted earnings per share, please see Table 8 included in Exhibit 99.1 of our Current Report on Form 8-K filed with the SEC on February 6, 2013.

In 2012, our share price appreciated 40.7%. This, together with our 2012 dividend payments, resulted in a 43.4% total return to shareholders during 2012. In the first quarter of 2013, we increased our quarterly dividend from $0.23 per share to $0.29 per share, representing a 26% increase.

Recommendation for Approval

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2013. The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm (auditor) for fiscal year 2013. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte & Touche LLP served as our auditor for 2012. No relationship exists between Deloitte & Touche LLP and us other than the usual relationship between auditor and client. Representatives of Deloitte & Touche LLP will be present at the annual meeting of shareholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure About Fees

The following table presents fees for professional audit services billed by Deloitte & Touche LLP for the integrated audit of our financial statements and internal control over financial reporting for the fiscal years ended December 31, 2012 and 2011 as well as fees billed for other services rendered by Deloitte & Touche LLP during those periods.

Type of Fees	2012	2011
Audit Fees	$7,137,195	$6,289,780
Audit-Related Fees	$1,364,613	$1,106,282
Tax Fees	$4,835,769	$4,366,567
All Other Fees	$0	$0

Total	$13,337,577	$11,762,629

In the above table, in accordance with the SEC’s definitions and rules, audit fees are fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Form 10-K for fiscal year 2012, review of interim financial statements included in our Form 10-Qs for the quarters ended March 31, June 30 and September 30, 2012 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; tax fees are fees billed for tax compliance, tax advice and tax planning; and all other fees are fees billed for any services not included in the first three categories.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, among its other duties the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis all audit, audit-related and tax services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service other than relating to audit, audit-related and tax services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor. On a quarterly basis, management reports to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2012, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WYNDHAM WORLDWIDE

WYNDHAM WORLDWIDE CORPORATION
ATTN: STEVE MEETRE
22 SYLVAN WAY
PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M55638-P33699 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WYNDHAM WORLDWIDE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) The Right Honourable Brian Mulroney
02) Michael H. Wargotz

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Advisory vote to approve the Wyndham Worldwide Corporation executive compensation program.	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ADMISSION TICKET

Bring this admission ticket with you to the meeting on May 14, 2013. Do not mail.
This admission ticket admits you to the meeting. You will not be allowed to attend the meeting without an admission ticket or other proof of stock ownership.

WYNDHAM WORLDWIDE CORPORATION
2013 Annual Meeting of Shareholders
Tuesday, May 14, 2013
11:30 a.m. local time
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

NON-TRANSFERABLE **NON-TRANSFERABLE**

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2012 Annual Report to Shareholders are available at www.proxyvote.com.

M55639-P33699

WYNDHAM WORLDWIDE CORPORATION
Annual Meeting of Shareholders
May 14, 2013 11:30AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen P. Holmes and Scott G. McLester, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Wyndham Worldwide Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May 14, 2013 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Wyndham Worldwide Corporation Employee Savings Plan Voting Instructions
When casting your vote, you are directing the trustee of the Wyndham Worldwide Corporation Employee Savings Plan to vote the Wyndham Worldwide Corporation shares credited to the account under the Plan as of the Record Date of March 15, 2013 in accordance with your instructions and in accordance with the judgment of the trustee upon other business as may properly come before the meeting and any adjournments or postponements thereof. In addition, you are also affecting the way the trustee will vote shares held in the Plan as of the Record Date of March 15, 2013 that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received.

This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse.

Continued and to be signed on reverse side